Exhibit (d)(2)

TENDER AND SUPPORT AGREEMENT

by and among

GENERAL MILLS, INC.,

SANDY ACQUISITION CORPORATION,

and

EACH OF THE CERTAIN STOCKHOLDERS NAMED HEREIN

Dated as of September 8, 2014

TABLE OF CONTENTS

ARTICLE I GENERAL	2
1.1. Defined Terms	2
ARTICLE II VOTING	3
2.1. Agreement to Vote and Support	3
2.2. No Inconsistent Agreements	4
2.3. Tender of the Shares	4
ARTICLE III REPRESENTATIONS AND WARRANTIES	5
3.1. Representations and Warranties of Each Principal Holder	5
3.2. Representations and Warranties of Parent and Merger Sub	7
ARTICLE IV OTHER COVENANTS	7
4.1. Prohibition on Transfers; Other Actions	7
4.2. Adjustments	8
4.3. Notice of Acquisitions	8
4.4. Waiver of Dissenters Rights	8
4.5. Further Assurances	8
ARTICLE V MISCELLANEOUS	8
5.1. Termination	8
5.2. No Ownership Interest	9
5.3. Expenses	9
5.4. Public Announcements	9
5.5. Notices	9
5.6. Interpretation	11
5.7. Consents and Approvals	11
5.8. Counterparts	11
5.9. Entire Agreement; No-Third Party Beneficiaries	11
5.10. Governing Law	11
5.11. Assignment	11
5.12. Specific Enforcement;	12
5.13. Waiver of Jury Trial	12
5.14. Amendment; Waiver	13
5.15. Severability	13
5.16. Action by Stockholder Capacity Only	13

i

TENDER AND SUPPORT AGREEMENT

TENDER AND SUPPORT AGREEMENT, dated as of September 8, 2014 (this “Agreement”), by and among General Mills, Inc., a Delaware corporation (“Parent”), Sandy Acquisition Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and each of the stockholders of Annie’s, Inc., a Delaware corporation (the “Company”), named in Schedule 1 attached hereto (each, a “Principal Holder”).

Recitals

WHEREAS, concurrently with or immediately following the execution of this Agreement, Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), which provides, among other things, for (i) Merger Sub to commence a tender offer, (as it may be amended from time to time as provided under the Merger Agreement, the “Offer”) for any and all of the outstanding shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) subject to the terms and conditions of the Merger Agreement, and (ii) Merger Sub to merge with and into the Company (the “Merger”), whereby, except as expressly provided in Article II of the Merger Agreement, each issued and outstanding share of Common Stock immediately prior to the effective time of the Merger will be cancelled and converted into the right to receive the merger consideration specified therein, in each case, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, each Principal Holder is the beneficial and/or record owner of his or her Existing Shares (as defined herein);

WHEREAS, as an inducement to Parent and Merger Sub entering into the Merger Agreement, Parent and Merger Sub have requested that each Principal Holder agree, and each Principal Holder has agreed, severally and not jointly, to (i) enter into this Agreement, (ii) abide by the covenants and obligations with respect to the Covered Shares (as defined herein) set forth herein, (iii) tender the shares of Common Stock owned by them in the Offer, and (iv) support the Merger, the Offer and the other Transactions (as defined in the Merger Agreement); and

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have approved and declared advisable the Merger Agreement, the Offer, the Merger and the other Transactions, understanding that the execution and delivery of this Agreement by the Principal Holders is a material inducement and condition to Parent’s and Merger Sub’s willingness to enter into the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

GENERAL

1.1. Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized and other defined terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Agreement” has the meaning set forth in the preamble hereto.

“Beneficial Ownership” has the meaning ascribed to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Owner” shall each have a correlative meaning.

“Company” has the meaning set forth in the preamble hereto.

“Common Stock” has the meaning set forth in the recitals hereto.

“Covered Claim” has the meaning set forth in Section 5.12(b).

“Covered Shares” means, with respect to each Principal Holder, such Principal Holder’s Existing Shares, together with any shares of Common Stock or other voting capital stock of the Company and any shares of Common Stock or other voting capital stock of the Company issuable upon the conversion, exercise or exchange of securities that are as of the relevant date securities convertible into or exercisable or exchangeable for shares of Common Stock or other voting capital stock of the Company (including Company Equity Awards) and any shares of Common Stock, in all cases that such Principal Holder has or acquires Beneficial Ownership of on or after the date hereof.

“Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement). The term “Encumber” shall have a correlative meaning.

“Existing Shares” means, with respect to each Principal Holder, an aggregate number of shares of Common Stock Beneficially Owned by such Principal Holder as of the date hereof, as set forth opposite the Principal Holder’s name on Schedule 1 hereto.

“Grantees” has the meaning set forth in Section 2.4.

“Merger” has the meaning set forth in the recitals hereto.

“Merger Agreement” has the meaning set forth in the recitals hereto.

“Merger Agreement Termination Date” shall mean the date that the Merger Agreement shall terminate in accordance with its terms.

“Merger Sub” has the meaning set forth in the preamble hereto.

“Offer” has the meaning set forth in the recitals hereto.

“Parent” has the meaning set forth in the preamble hereto.

“Permitted Transfer” means a (a) Transfer of Covered Shares by a Principal Holder to an Affiliate of such Principal Holder, provided that, such Affiliate shall remain an Affiliate of such Principal Holder at all times following such Transfer or (b) a Transfer by a Principal Holder to (i) a descendant, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of such Principal Holder, or (ii) any trust, the trustees of which include only the Principal Holder or the Persons named in clause (i) and the beneficiaries of which include only such Principal Holder or the Persons named in clause (i).

“Permitted Transferee” shall mean any Person that Beneficially Owns Covered Shares pursuant to a Permitted Transfer.

“Principal Holder” has the meaning set forth in the preamble hereto.

“SEC” means the United States Securities and Exchange Commission.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, hedge, gift, Encumber, hypothecate or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any Contract, derivative arrangement, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, Encumbrance, hypothecation or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

ARTICLE II

VOTING

2.1. Agreement to Vote and Support. Each Principal Holder hereby irrevocably and unconditionally agrees, severally and not jointly, that during the term of this Agreement, at any meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any written consent of the stockholders of the Company proposed to be taken, such Principal Holder shall, in each case to the fullest extent that the Covered Shares are entitled to vote thereon or consent thereto:

(a) appear at each such meeting or otherwise cause his or her Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted) solely in such Principal Holder’s capacity as a stockholder of the Company, in person or by proxy covering, all of his or her Covered Shares against any Takeover Proposal and against any other action, agreement or transaction that is intended, or would reasonably be expected to impede, interfere with, delay, postpone or frustrate the purposes of or adversely affect the Offer, the Merger or the other Transactions or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by such Principal Holder of his or her obligations under this Agreement, including: (1) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries (other than the Merger); (2) a sale, lease or transfer of all or substantially all of the assets of the Company or any of its Subsidiaries or any reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; or (3) (i) any change in a majority of persons who constitute the Board of Directors of the Company as of the date hereof, except for changes requested or expressly permitted by Parent, (ii) any change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s certificate of incorporation or bylaws or (iii) any other material change in the Company’s organizational structure or business; except, in the case of clauses (A) through (C), if expressly permitted by the Merger Agreement or approved by Parent.

For the avoidance of doubt, the obligations of each Principal Holder specified in this Section 2.1 shall apply whether or not the Offer or the Merger or any action described above is recommended by the Board of Directors of the Company (or any committee thereof).

2.2. No Inconsistent Agreements. Each Principal Holder hereby represents, warrants, covenants and agrees that, except for this Agreement, such Principal Holder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Covered Shares, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy (except pursuant to Section 2.4), consent or power of attorney with respect to the Covered Shares and (c) has not taken and shall not knowingly take any action that would make any representation or warranty of such Principal Holder contained herein untrue or incorrect or have the effect of preventing or disabling such Principal Holder from performing any of his or her obligations under this Agreement. Each Principal Holder hereby represents that all proxies, powers of attorney, instructions or other requests given by such Principal Holder prior to the execution of this Agreement in respect of the voting of such Principal Holder’s Covered Shares, if any, are not irrevocable and each Principal Holder hereby revokes (and agrees to take any necessary further action to cause to be revoked) any all previous proxies, powers of attorney, instructions or other requests with respect to such Principal Holder’s Covered Shares.

2.3. Tender of the Shares.

(a) Each Principal Holder hereby agrees that, during the term of this Agreement, unless the Offer is earlier terminated or withdrawn by Merger Sub, it shall duly tender (and deliver any certificates evidencing) the Covered Shares beneficially held by him or her, or cause his or her Covered Shares to be duly tendered, into the Offer, in accordance with the procedures set forth in the Offer Documents, free and clear of all Encumbrances.

(b) Each Principal Holder agrees that once the Covered Shares are tendered into the Offer, such Principal Holder shall not withdraw any Covered Shares from the Offer unless and until (i) the date that the Offer is terminated, withdrawn or expired or (ii) the termination of this Agreement in accordance with Section 5.1.

2.4. Proxy. Each Principal Holder hereby irrevocably appoints as his or her proxy and attorney-in-fact, Parent and any Person or Persons designated by Parent (collectively, the “Grantees”), each of them individually, with full power of substitution and resubstitution, to vote or execute written consents with respect to the Covered Shares in accordance with Sections 2.1 and, in the discretion of the Grantees, with respect to any proposed postponements or adjournments of any annual or special meetings of the stockholders of the Company at which any of the matters described in Section 2.1 is to be considered. This proxy is coupled with an interest, was given to secure the obligations of such Principal Holder under Section 2.1(a), was given as an additional inducement of Parent and Merger Sub to enter into the Merger Agreement and shall be irrevocable, and such Principal Holder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by such Principal Holder with respect to the Covered Shares. The power of attorney granted by each Principal Holder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of such Principal Holder. Parent may terminate this proxy with respect to any Principal Holder at any time at its sole election by written notice provided to such Principal Holder. The proxy granted by each Principal Holder shall be automatically revoked upon the termination of this Agreement in accordance with Section 5.1.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1. Representations and Warranties of Each Principal Holder. Each Principal Holder hereby represents and warrants to Parent and Merger Sub, severally and not jointly, as follows:

(a) Authorization; Validity of Agreement; Necessary Action. Such Principal Holder has the full power and authority and the requisite capacity and authority to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Principal Holder and, assuming this Agreement constitutes a valid and binding obligation of Merger Sub and Parent, constitutes a legal, valid and binding obligation of such Principal Holder, enforceable against it in accordance with its terms. The execution and delivery of this Agreement by such Principal Holder, the performance of his or her obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Principal Holder; and (ii) no other proceedings on the part of such Principal Holder are necessary to authorize this Agreement, the performance of his or her obligations hereunder and the consummation of the transactions contemplated hereby.

(b) Ownership. Such Principal Holder’s Existing Shares are, and except for Transfers permitted between the date hereof and the Acceptance Time pursuant to Section 4.1(a), all of the Covered Shares owned by such Principal Holder from the date hereof through and on the Acceptance Time will be, Beneficially Owned and owned of record by such Principal Holder. Such Principal Holder has good and valid title to the Principal Holder’s Existing Shares, free and clear of any Encumbrances. Other than the Existing Shares and Company Equity Awards set forth on Schedule 1 hereto, as of the date hereof such Principal Holder does not Beneficially Own or own of record: (i) any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company, (ii) any warrants, calls, options or other rights to acquire from the Company any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company, or any stock appreciation rights, (iii) “phantom” stock rights, performance units, or other rights to receive shares of Common Stock (or cash or other economic benefit in respect thereof) on a deferred basis, or (iv) other rights that are linked to the value of Common Stock. As of the date hereof, such Principal Holder’s Existing Shares constitute all of the shares of Common Stock Beneficially Owned or owned of record by such Principal Holder. Except for the proxy granted to the Grantees pursuant to Section 2.4, such Principal Holder has and will have at all times through the Acceptance Time sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article II, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Principal Holder’s Existing Shares and with respect to all of the Covered Shares owned by such Principal Holder at all times through the Acceptance Time.

(c) No Violation. The execution and delivery of this Agreement by such Principal Holder does not, and the performance by such Principal Holder of his or her obligations under this Agreement will not (i) conflict with or violate any Law, ordinance or regulation of any Governmental Authority, applicable to such Principal Holder or by which any of his or her respective assets or properties is bound or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, modification, acceleration or cancellation of, or result in the creation of any Encumbrance on the properties or assets of such Principal Holder pursuant to, any Contract, franchise, permit or other instrument or obligation to which such Principal Holder is a party or by which such Principal Holder, and/or any of his or her assets or properties is bound, except for any of the foregoing as would not reasonably be expected, either individually or in the aggregate, to impair the ability of such Principal Holder to perform his or her obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(d) Consents and Approvals. The execution and delivery of this Agreement by such Principal Holder does not, and the performance by such Principal Holder of his or her obligations under this Agreement and the consummation by such Principal Holder of the transactions contemplated hereby will not, require such Principal Holder to obtain any consent, approval, authorization or permit of, or to make any registration, declaration, filing with or notification to, any Governmental Authority. No consent of such Principal Holder’s spouse is necessary under any “community property” or other Laws in order for such Principal Holder to enter into and perform his or her obligations under this Agreement.

(e) Absence of Litigation. There is no Legal Action pending or, to the knowledge of such Principal Holder, threatened by, against, or involving or affecting such Principal Holder and/or any of his or her respective Affiliates before or by any Governmental Authority that could reasonably be expected to impair the ability of such Principal Holder to perform his or her obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f) Reliance by Parent and Merger Sub. Such Principal Holder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Principal Holder and the representations, warranties, covenants and agreements of such Principal Holder contained herein and that the same are a material inducement thereto. Such Principal Holder understands and acknowledges that the Merger Agreement governs the terms of the Offer, Merger and the other Transactions. Such Principal Holder has received and reviewed a copy of the Merger Agreement.

3.2. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub jointly and severally represent and warrant that they have the requisite corporate power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes a valid and binding obligation of each Principal Holder, constitutes a legal, valid and binding obligation of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms, subject to the effect of any bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity.

ARTICLE IV

OTHER COVENANTS

4.1. Prohibition on Transfers; Other Actions. Until the termination of this Agreement in accordance with Section 5.1, each Principal Holder agrees, solely with respect to him or herself, that he or she shall not (a) Transfer any of the Covered Shares, Beneficial Ownership thereof or any other interest therein unless (i) such Transfer is a Permitted Transfer, and (ii) such Permitted Transferee executes and delivers to Parent a written agreement, in form and substance reasonably acceptable to Parent, to assume all of such Principal Holder’s obligations hereunder in respect of the securities subject to such Transfer and to be bound by the terms of this Agreement, with respect to the securities subject to such Transfer, to the same extent as such Principal Holder is bound hereunder and to make each of the representations and warranties hereunder in respect of the securities Transferred as such Principal Holder shall have made hereunder, (b) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, such Principal Holder’s representations, warranties, covenants and obligations under this Agreement or is inconsistent with the transactions contemplated by the Merger Agreement or the provisions thereof, (c) directly or indirectly take any action or cause the taking of any other action that could restrict or otherwise affect such Principal Holder’s legal power, authority and right to comply with and perform his or her covenants and obligations under this Agreement or (d) discuss, negotiate, make an offer or enter into a contract, agreement, understanding, commitment or other arrangement with respect to any matter related to this Agreement, except in the case of clause (d) as would not reasonably be expected to prevent or materially delay such Principal Holder’s ability to perform his or her obligations hereunder. Any Transfer in violation of this provision shall be void ab initio. Notwithstanding any provision of this Section 4.1, any Principal Holder may (y) concurrently with the termination of the Merger

Agreement in accordance with Section 7.4(a) of the Merger Agreement, enter into an agreement to support a Superior Proposal in which such Principal Holder is treated in the same manner as all other stockholders of the Company, if such agreement is no more favorable to the Person making the Superior Proposal than this Agreement is to Parent and Merger Sub and (z) indicate his or her intention to take the action described in clause (y) following the Company’s delivery of a notice of its intent to so terminate this Agreement under Section 5.4(e) of the Merger Agreement.

4.2. Adjustments. In the event of a stock split, stock dividend or distribution (including any dividend or distribution of securities convertible into Common Stock), or any change in the Common Stock by reason of any split-up, reverse stock split, reorganization, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

4.3. Notice of Acquisitions. Each Principal Holder shall notify Parent as promptly as practicable (and in any event within 48 hours after receipt) in writing of the number of any additional shares of Common Stock, Company Equity Awards or other securities of the Company of which such Principal Holder acquires Beneficial Ownership on or after the date hereof.

4.4. Waiver of Dissenters Rights. Each Principal Holder hereby irrevocably waives, and agrees not to assert or perfect, and shall cause any of his or her Affiliates who hold any Covered Shares to waive and to not assert or perfect, any rights of appraisal or rights to dissent from the Merger that the Principal Holder may have under applicable Laws or otherwise, including Section 262 of the DGCL by virtue of ownership of the Covered Shares.

4.5. Further Assurances. From time to time, at Parent’s request and without further consideration, each Principal Holder shall cooperate with Parent and Merger Sub in making all filings and obtaining all consents of Governmental Authorities and third parties and execute and deliver such additional documents and take all such further actions as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement.

ARTICLE V

MISCELLANEOUS

5.1. Termination. This Agreement shall automatically terminate, and no party shall have any rights or obligations hereunder, upon the earlier to occur of (a) the Effective Time or (b) the Merger Agreement Termination Date. Notwithstanding the foregoing, the provisions of this Section 5.1, Section 5.2, Section 5.3 and Sections 5.5 through 5.16 shall survive any termination of this Agreement without regard to any temporal limitation. Neither the provisions of this Section 5.1 nor the termination of this Agreement shall relieve (A) any party hereto from any liability of such party to any other party incurred prior to such termination or expiration, or (B) any party hereto from any liability to any other party arising out of or in connection with a breach of this Agreement.

5.2. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares remain vested in and belong to the applicable Principal Holder, and nothing herein shall, or shall be construed to, grant Parent any power, sole or shared, to direct or control the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

5.3. Expenses. Whether or not the Transactions are consummated, all expenses incurred by any party to this Agreement or on its behalf in connection with this Agreement and the Transactions shall be paid by the party incurring those expenses.

5.4. Public Announcements. Except as required by applicable Law (in which case the Principal Holder required to make the announcement will use his or her reasonable efforts to allow Parent reasonable time to comment on such announcement in advance of such issuance), no public announcements by any Principal Holder regarding this Agreement, the transactions contemplated hereby, the Merger Agreement or the Transactions are permitted. Each Principal Holder (a) consents to and authorizes the publication and disclosure by Parent and its Affiliates of his or her identity and holding of the Covered Shares and the nature of his or her commitments and obligations under this Agreement in any announcement or disclosure required by the SEC or other Governmental Authority, the Offer or any other disclosure document in connection with the Offer, the Merger, any other Transaction or the transactions contemplated by this Agreement, (b) agrees to give to Parent any information it may reasonably require for the preparation of any such disclosure documents and (c) agrees to promptly notify Parent of any required corrections with respect to any written information supplied by him or her specifically for use in any such disclosure document, if any, to the extent that any shall be or have become false or misleading in any material respect.

5.5. Notices. All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

If to Parent or Merger Sub, to:

c/o General Mills, Inc.

1 General Mills Boulevard

W05-A2

Minneapolis, Minnesota 55426

Attention: Chief Financial Officer

Facsimile: (763) 764-7384

with a copy (which shall not constitute notice) to:

c/o General Mills, Inc.

1 General Mills Boulevard

W05-A10

Minneapolis, Minnesota 55426

Attention: Chief Operating Officer, USRO

Facsimile: (763) 764-3648

with a further copy (which shall not constitute notice) to:

c/o General Mills, Inc.

Law Department

1 General Mills Boulevard

W05-A8

Minneapolis, Minnesota 55426

Attention: General Counsel

Facsimile: (763) 764-6722

with a further copy (which shall not constitute notice) to:

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

Attention: Michael A. Stanchfield

Jonathan L.H. Nygren

Facsimile: (612) 766-1600

If to a Principal Holder, to such Principal Holder in the care of:

c/o Annie’s, Inc.

1610 Fifth Street

Berkeley, California 94710

Attention: John M. Foraker

Facsimile: (510) 295-2875

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP

Eleven Times Square

New York, New York 10038

Attention: Julie M. Allen, Esq.

Daniel I. Ganitsky, Esq.

Facsimile: (212) 969-2900

All such notices or communications shall be deemed to have been delivered and received (a) if delivered in person, on the day of such delivery, (b) if by facsimile or electronic mail, on the day on which such facsimile or electronic mail was sent; provided, that receipt is personally confirmed by telephone, (c) if by certified or registered mail (return receipt requested), on the seventh Business Day after the mailing thereof or (d) if by reputable overnight delivery service, on the second Business Day after the sending thereof.

5.6. Interpretation. The principles set forth in Section 8.2 and the first two sentences of Section 8.12 of the Merger Agreement shall apply to this Agreement.

5.7. Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties, such consent or approval must be in writing.

5.8. Counterparts. This Agreement may be executed in any number of counterparts, as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement. This Agreement shall become effective as to each Principal Holder when, and only when, a counterpart of Parent, Merger Sub and such Principal Holder has been executed and delivered to such parties.

5.9. Entire Agreement; No-Third Party Beneficiaries. This Agreement and the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein, contain all of the terms, conditions and representations and warranties agreed to by the parties relating to the subject matter of this Agreement and supersede all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. The parties hereby agree that their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

5.10. Governing Law. This Agreement, and any dispute, claim, legal action, suit, proceeding or controversy arising out of or relating hereto, shall be governed by, and construed in accordance with, the Law of the State of Delaware, without regard to conflict of law principles thereof.

5.11. Assignment. Except in connection with a Permitted Transfer or a Transfer of Covered Shares permitted by the proviso contained in Section 4.1(a), neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void, except that Merger Sub, upon prior written notice to the Principal Holders, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and Permitted Transferees. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

5.12. Specific Enforcement; Submission to Jurisdiction; Service.

(a) The parties to this Agreement agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts, this being in addition to any other remedy at law or in equity, and the parties to this Agreement hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. The parties acknowledge and agree that each party hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the other party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

(b) Each party to this Agreement (a) irrevocably and unconditionally submits to the personal jurisdiction of the Chosen Courts (as defined below), (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that any actions or proceedings arising in connection with this Agreement, the Merger Agreement or the Transactions shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (the “Chosen Courts”), (d) waives any claim of improper venue or any claim that the Chosen Courts are an inconvenient forum and (e) agrees that it will not bring any action relating to this Agreement or the Transactions in any court other than the Chosen Courts. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5.5 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

5.13. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.13.

5.14. Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by each of the parties to this Agreement (or, in the case of an Amendment relating only to certain Principal Holders, by each of Parent, Merger Sub and such Principal Holders). Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

5.15. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, then (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

5.16. Action by Stockholder Capacity Only. Parent acknowledges that each Principal Holder has entered into this Agreement solely in his or her capacity as the record and/or beneficial owner of the Covered Shares (and not in any other capacity, including, without limitation, any capacity as a director or officer of the Company). Nothing herein shall limit or affect in any respect any actions taken by any Principal Holder, or require a Principal Holder to take any action, in each case, in his or her capacity as a director or officer of the Company, including, without limitation, to disclose information acquired solely in their capacity as a director or officer of the Company, and any actions taken (whatsoever), or failure to take any actions (whatsoever), by him or her in such capacity as a director or officer of the Company shall in no event be deemed to constitute a breach of this Agreement.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

GENERAL MILLS, INC.

By:	/s/ Kendall J. Powell
Name: Kendall J. Powell
Title: Chief Executive Officer

SANDY ACQUISITION CORPORATION

By:	/s/ Douglas J. Power
Name: Douglas J. Power
Title: Vice President

[Signature Page to Tender and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above.

PRINCIPAL HOLDERS

/s/ Molly F. Ashby
Molly F. Ashby

/s/ Robert W. Black
Robert W. Black

/s/ John M. Foraker
John M. Foraker

/s/ Zahir M. Ibrahim
Zahir M. Ibrahim

/s/ Robert M. Kaake
Robert M. Kaake

/s/ Julie D. Klapstein
Julie D. Klapstein

/s/ Mark Mortimer
Mark Mortimer

/s/ Lawrence Peiros
Lawrence Peiros

/s/ Bettina M. Whyte
Bettina M. Whyte

/s/ Billie Ida Williamson
Billie Ida Williamson

[Signature Page to Tender and Support Agreement]

SCHEDULE 1

PRINCIPAL HOLDERS

Principal Holder Name	Existing Shares	Company Equity Awards*
Molly F. Ashby	0
Robert W. Black	0
John M. Foraker	0
Zahir M. Ibrahim	0
Robert M. Kaake	0
Julie D. Klapstein	0
Mark Mortimer	0
Lawrence Peiros	2,500
Bettina M. Whyte	0
Billie Ida Williamson	300

*	To the extent not expressly set forth in Section 3.8(d) of the Company Disclosure Letter, which is incorporated herein by reference to the extent applicable.